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                                                                    Exhibit 10.1
                                                                    ------------


                               AGREEMENT BETWEEN
                           UNIGRAPHICS SOLUTIONS INC.
                                      AND
                                JOHN J. MAZZOLA

     This Agreement between Unigraphics (hereinafter defined) and John J. Mazzola ("Executive") is entered into effective as of the Effective Date (hereinafter defined).

                                 I.  RECITALS

1. Executive has been employed as an executive of Unigraphics, an affiliate of Electronic Data Systems Corporation, and in such capacity has had access to and has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other proprietary information relating to the internal affairs of Unigraphics.

2. Executive and Unigraphics acknowledge and agree that this Agreement supersedes and renders null and void the Personal Services Agreement between the parties dated March 1, 1998. Pursuant to the terms of this Agreement, Executive will receive substantial compensation and other benefits with respect to his employment with Unigraphics that otherwise would not be available to him.

3. As set forth below, Unigraphics is providing the Executive benefits of substantial value under this Agreement, and Executive agrees to be strictly bound by the terms hereof.

     THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, Unigraphics and Executive agree as follows:

                           II.  CERTAIN DEFINITIONS.

1. "Unigraphics" shall mean Unigraphics Solutions Inc., a Delaware corporation, and its principal shareholder, Electronic Data Systems Corporation, a Delaware corporation, all their direct and indirect subsidiaries, all their affiliated entities, and all their successors and assigns, and the employees, agents, attorneys, officers and directors of each of them.

2. "Unigraphics Information" shall mean all business information, technological information, intellectual property, trade secrets, customer and other confidential information belonging to Unigraphics or relating to Unigraphics' internal affairs, or information relating to its business, technology and customers which is not readily available to the general public.

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3.   The term "Participate" shall mean lending one's name to, acting as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than five percent of the stock of a publicly-held corporation).

4. The term "Effective Date" shall be the date seven days after Executive signs this Agreement on the signature page below.

5. "Cause" shall mean a good faith determination by Unigraphics that Executive has engaged in the following: (a) willful neglect of duties or gross misconduct in the performance of assigned duties; (b) willful engagement in conduct that is detrimental to Unigraphics' reputation or business operations; (c) willful engagement in conduct that interferes with Unigraphics' ability to secure or renew future contracts; (d) conduct that results in Executive being convicted of a felony or misdemeanor involving moral turpitude; or (e) failure or refusal to materially comply with Unigraphics policies, procedures, and/or Unigraphics' Code of Conduct.

                                  III.  TERMS

1.   Employment.  Executive agrees to remain employed in a Senior Executive
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Position (defined as President and/or Chief Executive Officer and/or other executive position as determined by the Board of Directors of Unigraphics and to continue to perform the duties and responsibilities associated with such Senior Executive Position until the later of March 31, 2001 or such time as Unigraphics actively employs a new Chief Executive Officer and/or President. The later of March 31, 2001 or such time as Unigraphics actively employs a new Chief Executive Officer and/or President is referred to as the "Transition Date." On the Transition Date, Executive shall resign from his Senior Executive Position (and correspondingly cease performing the duties and responsibilities associated with such position). Also, Executive agrees to resign from his directorship position on the Unigraphics Board of Directors on the Transition Date or, if requested by the Unigraphics Board of Directors in order to accommodate the transition of the new President and/or Chief Executive Officer, before the Transition Date. Nevertheless, from the Transition Date until March 31, 2003, Executive agrees to remain employed by Unigraphics in an advisory capacity. As of the close of business on March 31, 2003, Executive shall terminate his employment with Unigraphics, and resign from all positions held by him as an employee of Unigraphics. Executive acknowledges that during the period of time he remains employed by Unigraphics, he can be discharged for Cause (as defined in Section II of this Agreement) or he can voluntarily terminate his employment. Executive acknowledges that if he is discharged for Cause or if he voluntarily terminates his employment, he shall not receive the unconveyed compensation and consideration described in Subsections 4(a), 4(b), and 4(c) of Section III of this Agreement. Executive further acknowledges he remains an at-will employee and can be terminated by Unigraphics with or without Cause at any time, with or without notice. However, Unigraphics agrees that if it terminates Executive without Cause prior to March 31, 2003, he will remain entitled to receive the unconveyed compensation and consideration described in Subsections 4(a), 4(b), and 4(c) of Section III of this Agreement

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2.   Non-Competition and Other Conduct.  Executive acknowledges and agrees that
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under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he will receive benefits from Unigraphics that would not otherwise be available to him, and that such benefits are substantial and material. Executive further acknowledges and agrees that in the course of his employment with Unigraphics he has been entrusted with, and been privy to, sensitive, privileged and confidential Unigraphics Information, and as an executive of Unigraphics has participated in the legal affairs, management, strategic planning and development of the business and services of Unigraphics, the analysis of the needs and requirements of Unigraphics' customers, and other similar matters that, if discussed, communicated, or disclosed to third parties or used in competition with Unigraphics, would be highly detrimental to Unigraphics. In addition, Executive has been entrusted with, and has obtained, other Unigraphics Information. Accordingly, Executive agrees to the following provisions and covenants:

     2.1  Non-Competition. For the period of time that Executive is receiving
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cash or stock benefits pursuant to Subsection 4 hereof and for two years thereafter, Executive will not (without Unigraphics' express written waiver), directly or indirectly, engage in the following conduct wherever Unigraphics is marketing or providing its services or products:

          a. Participate in any activity as or for a competitor of Unigraphics, which is the same or similar to the activities in which Executive was involved at Unigraphics;

          b. Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an employee of Unigraphics, or any person who was a Unigraphics employee within the preceding six-month period;

          c. Solicit, in competition with Unigraphics, the business of any Unigraphics customer or any entity whose business Unigraphics was actively soliciting during the preceding six-month period;

          d. Consult with or accept employment with any existing or prospective customer, contractor or venture partner of Unigraphics with respect to any matters or transactions in which Unigraphics has an economic or financial interest (for purposes of this Subsection 2.1d., prospective customer, contractor or venture partner means any person or entity to or with which Unigraphics is proposing or negotiating any business relationship);

          e. Participate voluntarily with any person or entity that is involved in a potential or existing business or legal dispute with Unigraphics, including but not limited to litigation, except as may be required by law.

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     2.2  Other Conduct.  Following the Transition Date and except as reasonably
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comprehended as part of his defined role as an employee of Unigraphics (as that role is defined from time-to-time by the Board or the President and Chief Executive Officer of Unigraphics), Executive will not discuss, disclose, communicate, or use for any purpose any Unigraphics Information. By way of example and not by way of limitation, absent written approval from Unigraphics, Executive shall not publish any books or articles related to his employment at Unigraphics and shall not grant interviews and/or make appearances related to his employment at Unigraphics. Executive also agrees that absent written approval by Unigraphics, he shall make no public statements nor publish in any form any information related to his separation and/or pending separation from Unigraphics. Executive further agrees he will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of Unigraphics, including disparaging or embarrassing Unigraphics or its officers, directors, agents, attorneys and other personnel, or discussing the internal or private business affairs of Unigraphics with any third parties. However, Subsection 2.2 shall not prohibit Executive from communicating to third parties general information about his duties and responsibilities while employed by Unigraphics, general information about Unigraphics that is readily available to the general public, and general information about the positions he held while employed by Unigraphics. Upon the termination of his employment (or as otherwise requested by Unigraphics), Executive shall return to Unigraphics all Unigraphics property and equipment, and, any and all documents (including all electronic material and duplicate copies) and other tangible items of or containing Unigraphics Information which are in Executive's possession, custody or control, or which come into his possession, custody, or control. Unigraphics and Executive acknowledge that the terms of this Paragraph shall not preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so.

     2.3  Remedies.  If the scope of any provision contained in Subsection 2 of
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Section III of this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of Subsection 2 of Section III of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement. Executive understands and agrees that Unigraphics would be irreparably damaged in the event that the provisions of Subsection 2 of Section III of this Agreement are violated, and agrees that Unigraphics shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof. Executive shall be responsible for reimbursing Unigraphics for the costs and attorneys' fees associated with litigation pursuant to Subsection 2 of
Section III of this Agreement.

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3.   Cooperation.  Executive covenants and agrees that from and after the
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Effective Date, he will cooperate fully with Unigraphics, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened ("Proceedings"). Executive further covenants and agrees that he will cooperate fully with Unigraphics, its officers, employees, agents, affiliates and attorneys on any other matter ("Matters") related to Unigraphics business during the period of Executive's employment with Unigraphics. Executive also covenants and agrees that he will cooperate fully with Unigraphics, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his employment at Unigraphics, including, but not limited to, his separation from Unigraphics.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by Unigraphics, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive's residence. In the event Executive is made aware of any issue or matter related to Unigraphics, is asked by a third party to provide information regarding Unigraphics, or is called other than by Unigraphics as a witness to testify in any matter related to Unigraphics, Executive will notify Unigraphics immediately in order to give Unigraphics a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

4.   Compensation, Benefits and Other Consideration to be Received by Executive.
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Following the Effective Date of this Agreement and subject to Executive's strict, ongoing compliance with the terms, conditions, and covenants in this Agreement, Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

     a. Until the Transition Date, Executive shall continue to be paid his current annual salary of $340,000 (on a semi-monthly basis). Subsequent to the Transition Date and during the time period Executive is employed by Unigraphics in an advisory capacity pursuant to Subsection 1 of Section III of this Agreement, Executive shall be paid an annual salary of $170,000 (on a semi-monthly basis) and shall continue to be eligible to participate in Unigraphics' health and welfare benefit plans, as well as the Unigraphics' Executive Deferral Plan. Executive shall be eligible for a 2000 bonus award as determined by the Compensation Committee of the Board of Directors of Unigraphics in accordance with 2000 Executive Bonus Plan ("EBP"). Executive's 2000 EBP target is USD $340,000, and any award will be as determined by the Compensation Committee based upon Unigraphics performance and Executive's individual performance during calendar year 2000. Also, Executive

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          shall receive an option to purchase 50,000 additional Unigraphics
          Class A Common Shares at a purchase price of $22.5625 and in accordance with terms to be set forth in a Nonqualified Stock Option Agreement between Executive and Unigraphics. Executive acknowledges that, except as otherwise provided in this Agreement and unless otherwise specifically authorized by the Unigraphics' Compensation Committee, he shall receive no further bonus payments of any kind from Unigraphics. Executive further acknowledges that, except as otherwise provided in this Agreement and unless otherwise specifically authorized by the Unigraphics' Compensation Committee, he shall receive no additional awards under either EDS' or Unigraphics' Incentive Plans.

     b. The restricted stock unit shares of EDS common stock awarded to Executive under the provisions of the EDS Stock Incentive Plan, scheduled for vesting in the years 2001, 2002 and 2003 (3,600 shares in the aggregate), shall, subject to the terms of this Agreement, vest according to the following schedule:

                                                  1997 Award
                                                  ----------
               March 2001                            1,200
               March 2002                            1,200
               March 2003                            1,200
                                                     -----
                                                     3,600

          The above-referenced shares shall vest pursuant to and in accordance with the terms of the Stock Incentive Plan and the individual agreements with Executive awarding such shares, excluding the performance objective contingency contained in Paragraph 2(a) and the contingencies contained in Paragraphs 3(a), 3(c), and 3(d) of Executive's Restricted Stock Unit Agreement dated January 3, 1997. Executive shall continue to receive dividend payments on only those shares of stock that will vest to him pursuant to the terms of this Subsection 4(b). All other unvested shares of stock/stock options awarded or made available to Executive pursuant to EDS' Stock Incentive Plan are forfeited as of the Effective Date of this Agreement.

     c. The option shares of Unigraphics Class A Common Stock awarded to Executive under the provisions of the 1998 and 2000Incentive Plans of Unigraphics Solutions Inc. Nonqualified Stock Option Agreements dated June 23, 1998, April 22, 1999, and June 23, 2000 (collectively hereinafter the "Incentive Plan Nonqualified Agreements") (265,000 shares in the aggregate), shall continue to vest pursuant to and in accordance with the 1998 and 2000 Incentive Plans and the Incentive Plan Nonqualified Agreements, respectively, awarding such option shares.

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The foregoing compensation, benefits and other consideration to be received by
Executive constitute his sole and exclusive rights to any payments or benefits from Unigraphics, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he is entitled under any Unigraphics plan qualified under Section 401(a) of the Internal Revenue Code.

5.   Indemnification of Executive.  Unigraphics agrees to indemnify Executive
     ----------------------------
pursuant to the terms of the Indemnification Agreement dated June 17, 1998.

6.   Effect of Executive's Death.  In the event of Executive's death, where a
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particular payment or benefit is not payable to a designated beneficiary or pursuant to the provisions of a controlling document, then his estate shall receive, if not already delivered, the compensation or benefit set forth in subparagraph 4 above.

7.   Complete Release.  Executive agrees to release Unigraphics from all claims
     ----------------
or demands Executive may have against Unigraphics, including, but not limited to, any claims related to Executive's employment with Unigraphics or separation from that employment and any claims for attorneys fees and costs. This Agreement includes, without limitation, a release of any rights or claims Executive may have under the Age Discrimination in Employment Act, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; the Fair Labor Standards Act, as amended, which regulates matters regarding compensation; the Family and Medical Leave Act, as amended, which regulates matters regarding certain types of leaves; or any other federal, state or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination of any form. This Agreement also includes, without limitation, a release by Executive of any related or unrelated wrongful discharge claims, contractual claims, tort claims or any other actions. This Agreement covers both claims that Executive knows about and those he may not know about. Executive expressly waives any right to assert after signing this Agreement that any claim, demand, obligation, or cause of action has through ignorance, oversight, or for any other reason, been omitted from the scope of Subsection 7 of Section III of this Agreement.

This Agreement does not include a release of (i) Executive's right, if any, to benefits Executive is entitled to under any Unigraphics plan qualified under
Section 401(a) of the Internal Revenue Code, COBRA benefits pursuant to Internal Revenue Code section 4980B, or (ii) any rights or claims Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement.

8.   Non-Admission of Liability.  By entering into this Agreement, Unigraphics
     --------------------------
does not admit it has done anything wrong.

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9.   Period for Review and Consideration of Agreement.  Executive understands
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he has been given a period of 21 days to review and consider this Agreement before signing it. Executive further understands he may use as much of the 21 day period as he wishes prior to signing.

10.  Encouragement to Consult with Attorney.  Executive acknowledges he was
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advised in writing to consult with an attorney before signing this Agreement.

11.  Employee's Right to Revoke Agreement.  Executive may revoke this Agreement
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within seven days of signing it.  Revocation must be made by delivering a written notice of revocation to Unigraphics. For the revocation to be effective, written notice must be received by Unigraphics no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in Subsection 4 of Section III or any other payments or benefits from Unigraphics, except those to which he otherwise is entitled by law.

12.  Amendments.  This Agreement may not be modified or amended, and there shall
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be no waiver of its provisions, except by a written instrument executed by
Executive and a corporate officer of Unigraphics.

13.  Entire Agreement.  This Agreement, in conjunction with Executive's
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Restricted Stock Unit Agreement dated January 3, 1997, Executive's Nonqualified
Stock Option Agreement dated June 23, 1998, Executive's Nonqualified Stock Option Agreement dated April 22, 1999, Executive's Nonqualified Stock Option Agreement dated June 23, 2000, and Executive's Indemnification Agreement dated June 17, 1998, all of which are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive's employment with Unigraphics and the subject matters herein, including without limitation the Personal Services Agreement dated March 1, 1998. To the extent provisions in this Agreement directly conflict with provisions in the above-referenced Restricted Stock Unit Agreement and/or Nonqualified Stock Option Agreements, the provisions in this Agreement shall control.

14.  Consequences of Executive's Breach.  Executive agrees that if he violates,
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or fails to strictly respect, honor and comply with any term, condition or covenant herein, in addition to having its other legal and equitable remedies, Unigraphics is discharged and released from its obligations under this Agreement, including, but not limited to, all obligations to provide any unpaid or unconveyed salary, payments, benefits, or other remuneration described in Subsection 4 of Section III of this Agreement. Executive also recognizes and agrees that if he violates any of the terms of this Agreement, this Agreement shall remain in full force and effect, including his release of all claims.

Additionally, if Executive breaks his promise in Subsection 7 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released, Executive will pay for all costs incurred by Unigraphics, including its attorneys' fees, in defending against Executive's

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lawsuit and/or claims. In addition, if Executive breaks his promise in
Subsection 7 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released, he will pay as liquidated damages to Unigraphics a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits.

In addition to the consequences described above, if Executive breaks any of the promises he made in Subsections 2.1, 2.2, 3, or 14 of Section III of this Agreement, Employee acknowledges the calculation of the harm done to Unigraphics, and the resulting damages would be extremely difficult to determine. Therefore, Executive agrees that in the event he breaks any of the promises he made in Subsections 2.1, 2.2, 3, or 14 of Section III of this Agreement, he will pay as liquidated damages to Unigraphics a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits.

15.  Confidentiality.  Executive and Unigraphics agree the terms of this
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Agreement shall be kept strictly confidential, except as may be required by law, and, in the case of Unigraphics, disclosure is permitted as necessary for internal business purposes. Executive may disclose such information to his spouse, to individuals retained by him to provide advice/guidance on personal financial and/or legal matters, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their written agreement to maintain the confidentiality of such information).

16.  Governing Law.  This Agreement and its enforceability shall be governed by
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and construed in accordance with the substantive law of the State of Missouri.
Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by Unigraphics pursuant to Subsection 2 of Section III of this Agreement, must be brought in a court that has jurisdiction over matters in St. Louis County, Missouri. Furthermore, Executive agrees such court shall have personal jurisdiction over him and further agrees to waive any rights he may have to challenge the court's jurisdiction over him.

17.  Notices.  All notices and other communications hereunder shall be in
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writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

          If to the Executive:

          John J. Mazzola
          2068 Kingspointe
          Clarkson Valley, Missouri 63005

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          If to Unigraphics:

          Telecommunications Number:  (314) 344-2677

          Michael L. Desmond
          Unigraphics Solutions Inc.
          13736 Riverport Drive
          Maryland Heights, Missouri 63043

          With a copy to:

          Telecommunications Number:  (972) 605-3454
          5400 Legacy Drive H3-1E-54
          Plano, Texas 75024
          Attention:  Marcia Macleod
                      Director, Corporate Compensation

     EXECUTIVE ACKNOWLEDGES HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

EXECUTIVE:                                   Unigraphics:


    /s/ John Mazzola                              /s/ Jeffrey M. Heller
-----------------------------                -------------------------------
John J. Mazzola                              By:  Jeffrey M. Heller
                                                  Chairman

Dated: 6/23/2000                             Dated: 6/26/2000

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